Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

GT Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457(c)	625,283	$2.25	$1,406,886.75	$0.00015310	$215.40
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$1,406,886.75		$215.40
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$215.40

(1)	Represents an aggregate of 625,283 shares of common stock of the Registrant issuable upon the exercise of outstanding Series A Inducement Warrants, Series B Inducement Warrants and Placement Agent Common Stock Purchase Warrants to purchase shares of common stock that will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock splits, stock dividends, recapitalizations other or similar transactions.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the Registrant’s common stock as reported on The Nasdaq Capital Market on February 27, 2025.